November 20, 2008

Re: Amendment to December 2007 Subscription Agreement

Dear Investor:

Purple Beverage Company, Inc. (the “Company”) has been offered the opportunity to receive financing from a third party lender pursuant to which the Company shall issue and sell to the lender one or more debentures at a conversion price that will be set at a 20% discount to market. Subject to certain conditions and at the option of the lender, the Company may raise up to a maximum aggregate amount of $6,000,000 in connection with this financing, in four tranches of up to $1.5 million each, with a minimum of $250,000 to be advanced at the initial closing. Although the Company is currently negotiating definitive documents with the lender, there can be no assurance that this financing will be consummated.

In addition, the Company has been offered, and in the future may be offered, other opportunities to receive financings that would involve issuing a security priced at market or at a discount to market. Such financings are imperative to the Company’s ongoing survival but are prohibitive due to restrictions and provisions that would trigger substantial anti-dilution adjustments set forth in our December 2007 Subscription Agreement, as amended.

Therefore, we are writing to obtain your consent to eliminate certain restrictions set forth in the December 2007 Subscription Agreements, as amended, that preclude the issuances of variable priced equity linked instruments (which restrictions are set to expire on December 12, 2008) and certain provisions set forth in our December 2007 Subscription Agreement, as amended, that would trigger substantial anti-dilution adjustments in the event that such instruments are priced at below the $0.10 per share (which adjustments are set to expire on June 12, 2009) with respect to financings consummated on or prior to January 31, 2009.

Accordingly, by executing this consent and amendment in the space provided below, you hereby agree that all restrictive covenants (including, without limitation, Section 9(r)) and all most favored nation price protection features applicable to shares and warrants (including, without limitation, Section 12) set forth in the Subscription Agreement, as amended, are hereby eliminated in connection with any financings to be consummated by the Company on or prior to January 31, 2009 whereby the Company issues securities at a price below $0.10 per share, or issues securities priced at market or at a discount to market.

Best regards,

/s/ Theodore Farnsworth
Theodore Farnsworth
Chief Executive Officer

Please return signed letter to Michael Hartstein - Fax 646.390.6328, or mhartstein@palladiumcapital.com

Stockholder’s Name: _____________________ Signature: _______________________ Date: ________

Purple Beverage Company, Inc.
450 E Las Olas Boulevard, Suite 830 ∙ Ft. Lauderdale, Florida 33301 ∙ P: 954.462.8382
www.DrinkPurple.com